Exhibit 12.1

                  CALCULATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                          KONOVER PROPERTY TRUST, INC.

                                             Six months                Year ended December 31,
                                               ended       ------------------------------------------------
                                           June 30, 1999   1998     1997       1996      1995        1994
                                           -------------   ----     ----       ----      ----        ----

Earnings (1)                                  $ 5,280     3,143      (430)      (981)    (4,601)    12,226

Fixed charges:
              Interest expense                 12,429    24,603    17,008     14,175     10,903      4,435
              Capitalized interest                360       987     1,525      1,974      2,567      1,059
              Preferred stock dividends           550      --        --          368       --         --

              Total fixed charges (A)         $13,339    25,590    18,533     16,517     13,470      5,494
                                              -------   -------   -------    -------    -------    -------

Total earnings and fixed charges (2) (B)      $17,543    27,660    16,578     13,194      6,302     16,661
                                              =======   =======   =======    =======    =======    =======

Ratio of earnings to combined fixed charges
   and preferred stock dividends (B/A)           1.32      1.08      0.89       0.80       0.47       3.03
                                              =======   =======   =======    =======    =======    =======

(1) Earnings represent income (loss) before minority interest less income from unconsolidated investment partnerships.

(2) Excludes capitalized interest, preferred stock dividends and minority interests in pre-tax income of subsidiaries that have not incurred fixed charges, which minority interests were approximately $166,000 for the six months ended June 30, 1999, and approximately $86,000 for the year ended December 31, 1998.